Exhibit 10.28

Apache Corporation

Non-Employee Directors’ Restricted Stock Units Program Specifications

As Amended and Restated May 15, 2013

Share Plan:	2011 Omnibus Equity Compensation Plan (the “Omnibus Plan”), the terms of which are incorporated herein by reference.

Administration:	This Program will be administered by the Stock Option Plan Committee of the Company’s Board of Directors.

Eligible Participants:	Members of the Company’s Board of Directors who are neither officers nor employees of the Company.

Objective:	The program is designed to be administered in conjunction with the provisions of the current Non-Employee Directors’ Compensation Plan as a means to recognize the non-employee directors for services rendered through the awarding of equity compensation.

Grant Date:	August 15, 2013, and annually thereafter

Grant*:	Restricted Stock Units (“RSUs”) the number of which is calculated by dividing the target dollar value set by the Board of Directors from time to time by the Fair Market Value (as defined in the Omnibus Plan) of a share of Apache Common Stock on the date of grant. If the calculated number of RSUs includes a fraction, the number shall be rounded down to the nearest whole number.

Program Term:	Until termination of the Omnibus Plan

Vesting:	50% - 30 days after grant
50% - 12 months after grant

Payment:	Payment upon vesting shall be made, at the election of the director, either (i) 100 percent in shares of Apache Common Stock or (ii) 40 percent in cash and 60 percent in shares of Apache Common Stock. Election must be made at time of grant and will be applicable to both vestings.

Dividend Equivalents	No dividend equivalents on grants made under the Program on or after July 19, 2012.

Other Events:	Accelerated vesting upon death or termination without cause, including retirement.

*These grants do not result in any change to the cash retainers for board and committee service paid under the provisions of the Non-Employee Directors’ Compensation Plan.